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                                                                    Exhibit 23.2

                EXHIBIT 23.2 REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULES


To the Stockholders and Directors of Griffin Land & Nurseries, Inc.

      Our audits of the consolidated financial statements referred to in our report dated February 27, 2001 in the 2000 Annual Report to Stockholders of Griffin Land & Nurseries, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedules listed in Item 14(a)(2) of the Form 10-K. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

February 27, 2001
Hartford, Connecticut